EXHIBIT 10.2

QUAINT OAK BANK

EXECUTIVE SURVIVOR INCOME AGREEMENT

THIS EXECUTIVE SURVIVOR INCOME AGREEMENT (this "Agreement") is made as of this 14th day of January, 2015 by and between Quaint Oak Bank, a Pennsylvania-chartered savings bank with its main office in Southampton, Pennsylvania (the "Bank") and John J. Augustine, the Bank's Chief Financial Officer and Treasurer (the "Employee").

WHEREAS, to encourage the Employee to remain an employee of the Bank, the Bank is willing to provide benefits to the Employee's beneficiary(ies) in the amount listed in ARTICLE 2 of this Agreement.  The Bank will pay the benefits from its general assets if both of the following conditions (a and b) are met:

(a) (1) If the Employee dies while employed by the Bank, (2) if the Employee dies within 24 months after Termination of Employment because of Disability, or (3) if the Employee dies after Termination of Employment and such death and Termination of Employment both occur within 12 months after a Change in Control.

(b) The Bank still owns the following insurance policies (Bank Owned Life Insurance policies) on the life of the above listed employee:

1.  Northwestern Mutual policy #__________

2.  Mass Mutual policy # ___________

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Employee hereby agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1            "Change in Control" means a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

1.2            "Corporation" means Quaint Oak Bancorp, Inc., the holding company for the Bank.

1.3            "Disability" means the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  In the event of any dispute between the Employee and the Bank as to the Employee's Disability, the matter shall be decided by a majority vote of a panel of physicians, one of whom shall be selected by the Employee, one of whom shall be selected by the Bank, and one of whom shall be selected by the other two physicians.  The physicians' fees and any other costs associated with the resolution of said dispute shall be borne by the Bank.

1.4            "Good Reason" means the occurrence of any of the following events:

(i)
(A) a material diminution in the Employee's base compensation, (B) a material diminution in the Employee's authority, duties or responsibilities, or (C) any requirement that the Employee report to a corporate officer or employee of the Bank instead of reporting directly to the President and Chief Executive Officer and the Board of Directors of the Bank, or

(ii)	any material change in the geographic location at which the Employee must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Employee must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Employee.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Employee may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

1.5            "Termination for Cause" means the definition of termination for cause specified in any employment or severance agreement existing on the date hereof or hereafter entered into between the Employee and the Bank. If the Employee is not a party to an employment or severance agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Employee's employment for any of the following reasons:

(a)            gross negligence or gross neglect of duties,

(b)            commission of a felony or commission of a misdemeanor involving moral turpitude,

(c)            fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Employee's employment and resulting in an adverse effect on the Bank, or

(d)            the Employee's failure to correct material deficiencies in the performance of assigned duties promptly after such deficiencies are described in a writing delivered by the Bank to the Employee.

1.6            "Termination of Employment" with the Bank means that the Employee shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Employee or the date of termination of the Employee's employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

ARTICLE 2

ENTITLEMENT TO BENEFIT

2.1            Pre-Termination of Employment Survivor Income Benefit. If the Employee dies in active service to the Bank, the Bank shall pay to the Employee's designated beneficiary(ies) a survivor income benefit of $100,000.00. The survivor income benefit shall be paid in a single lump sum within 90 days after submission of proof of a claim substantiating the Employee's death.

2.2            Disability Benefit. If the Employee terminates employment due to Disability, the Bank shall pay to the Employee's designated beneficiary in a single lump sum the survivor income benefit described in Section 2.4 if the Employee dies within 24 months after the Termination of Employment.

2.3            Change in Control Benefit. If the Employee's employment with the Bank terminates involuntarily within 12 months after a Change in Control (excepting Termination for Cause) or if the Employee terminates employment voluntarily for Good Reason within 12 months after a Change in Control, the Bank shall pay the Employee's designated beneficiary the survivor income benefit described in Section 2.4 if the Employee dies within 12 months after the Change in Control.

2.4            Amount of Benefits. If the Employee was no longer employed by the Bank at the time of death but benefits are nevertheless payable under Section 2.2 or 2.3, the Bank, or any successor, shall pay to the Employee's beneficiary a survivor income benefit of $100,000.00. The survivor income benefit shall be paid in a single lump sum within 90 days after submission of proof of a claim substantiating the Employee's death.

ARTICLE 3

BENEFICIARIES

3.1            Beneficiary Designations. The Employee shall designate a beneficiary by filing a written designation with the Bank. The Employee's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Employee or if the Employee names a spouse as beneficiary and the marriage is subsequently dissolved. If the Employee dies without a valid beneficiary designation, all payments shall be made to the Employee's estate.

3.2            Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate before distribution of the benefit. Such distribution shall completely discharge the Bank from all liability for such benefit.

ARTICLE 4

GENERAL LIMITATIONS

4.1            Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Employment is due to the Employee's actions resulting in Termination for Cause.

4.2            Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Employee commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Employee has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Employee.

4.3            Removal. Notwithstanding any provision of this Agreement to the contrary, if the Employee is removed from office or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

4.4            Termination of Participation. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate if the Employee's employment with the Bank terminates, except as provided in Section 2.2 (termination because of Disability) or Section 2.3 (termination within 12 months after a Change in Control).

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1            Claims Procedure. A participant or beneficiary ("claimant") who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

5.1.1            Initiation of Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

5.1.2            Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

5.1.3            Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)            the specific reasons for the denial,

(b)            a reference to the specific provisions of this Agreement on which the denial is based,

(c)            a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)            an explanation of this Agreement's review procedures and the time limits applicable to such procedures, and

(e)            a statement of the claimant's right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 ("ERISA") following an adverse benefit determination on review.

5.2              Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

5.2.1            Initiation of Written Request. To initiate the review, the claimant must file with the Bank a written request for review within 60 days after receiving the Bank's notice of denial.

5.2.2            Additional Submissions for Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

5.2.3            Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.2.4            Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

5.2.5            Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)            the specific reasons for the denial,

(b)            a reference to the specific provisions of this Agreement on which the denial is based,

(c)            a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

(d)            a statement of the claimant's right to bring a civil action under ERISA Section 502(a).

ARTICLE 6

MISCELLANEOUS

6.1            Amendment and Termination. The Bank may amend or terminate this Agreement at any time if, because of legislative, judicial, or regulatory action, continuation of this Agreement would (a) cause benefits to be taxable to the Employee before actual receipt, or (b) result in significant financial penalties or other significantly detrimental consequences to the Bank (other than the financial impact of paying the benefits).

6.2            Binding Effect. This Agreement shall bind the Employee and the Bank and their beneficiaries, survivors, executors, administrators, and transferees.

6.3            No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Employee the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Employee. This Agreement does not affect the employment status of the Employee, whether the Employee is an employee at will or otherwise. It also does not require the Employee to remain an employee nor interfere with the Employee's right to terminate employment at any time.

6.4            Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

6.5            Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Employee, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

6.6            Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

6.7            Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such state.

6.8            Unfunded Arrangement. The Employee's beneficiary(ies) are general unsecured creditors of the
Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Employee's life is a general asset of the Bank to which the Employee and the Employee's beneficiary(ies) have no preferred or secured claim.

6.9            Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the
Employee concerning the subject matter hereof. No rights are granted to the Employee's beneficiary(ies) under this Agreement other than those specifically set forth herein.

6.10            Administration. The Bank shall have all powers that are necessary to administer this Agreement, including but not limited to:

(a)            interpreting the provisions of this Agreement,

(b)            establishing and revising the method of accounting for this Agreement,

(c)            maintaining a record of benefit payments, and

(d)            establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

6.11            Named Fiduciary. For purposes of ERISA, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.12            Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

6.13            Headings. The captions and section headings in this Agreement are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

6.14            Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)            If to the Bank:                                        Board of Directors
Quaint Oak Bank
501 Knowles Avenue
Southampton, Pennsylvania 18966

(b)            If to the Employee:                           John J. Augustine
At the address last appearing on the
Personnel records of the Bank

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

IN WITNESS WHEREOF, the Employee and a duly authorized Bank officer have executed this Agreement as of the date first written above.

EMPLOYEE		QUAINT OAK BANK

/s/John J. Augustine	By:	/s/Robert T. Strong
John J. Augustine		Robert T. Strong
President and Chief Executive Officer

BENEFICIARY DESIGNATION
QUAINT OAK BANK
EXECUTIVE INCOME SURVIVOR AGREEMENT

I designate the following as beneficiary(ies) of benefits under this Agreement payable after my death:

Name of Primary Beneficiary #1	Date of Birth	Relationship	Social Security Number

Name of Primary Beneficiary #2	Date of Birth	Relationship	Social Security Number

If there are no primary beneficiaries living at the time of my death, I designate the following beneficiaries.

Name of Contingent Beneficiary #1	Date of Birth	Relationship	Social Security Number

Name of Contingent Beneficiary #2	Date of Birth	Relationship	Social Security Number

If you name more than one primary or contingent beneficiary, the beneficiaries will share equally in any benefits unless a specific percentage is provided.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature	____________________________________________________	Date:	___________________________________________________________
John J. Augustine

Received by the Bank this _____ day of ______ 201_.

By:	____________________________________________________
Robert T. Strong
President and Chief Executive Officer